Exhibit 99.1

Ethan Allen Announces Third Quarter Sales and Earnings

Replacing Current Unsecured Revolver Facility with a Secured Line

DANBURY, Conn.--(BUSINESS WIRE)--April 30, 2009--Ethan Allen Interiors Inc. (“Ethan Allen” or the “Company”) (NYSE:ETH) today reported operating results for the three and nine months ended March 31, 2009.

Three Months Ended March 31, 2009

Net delivered sales for the quarter ended March 31, 2009 amounted to $140.2 million as compared to $235.9 million in the prior year quarter. Net delivered sales for the Company’s Retail division were $103.3 million as compared to $172.8 million in the prior year quarter. Retail division comparable delivered sales were down 41.8% as compared to the prior year quarter. Wholesale sales were $88.1 million, as compared to $156.3 million in the prior year quarter.

For the quarter ended March 31, 2009, diluted loss per share amounted to $1.69 on a loss of $48.7 million, which includes a goodwill impairment charge based on our best estimate of $30.6 million net of tax ($1.06 per diluted share), and $4.6 million in restructuring and impairment charges net of tax ($0.16 per diluted share) due to previously announced actions. Excluding these impairment and restructuring charges, diluted loss per share was $0.46 on $13.4 million in net loss. This compares to diluted earnings per share and net income of $0.30 and $8.8 million, respectively, in the prior year comparable period ($0.39 and $11.4 million, respectively, excluding restructuring and impairment charges).

Nine Months Ended March 31, 2009

For the nine months ended March 31, 2009, net delivered sales totaled $535.6 million as compared to $744.1 million in the prior year comparable period. Net delivered sales for the Company’s Retail division were $406.4 million as compared to $548.1 million in the prior year. Retail division comparable delivered sales were down 28.9% as compared to the prior year comparable period. Wholesale sales were $318.2 million as compared to $468.5 in the prior year.

For the nine months ended March 31, 2009, diluted loss per share amounted to $1.24 on a net loss of $35.8 million, which includes a goodwill impairment charge based on our best estimate of $30.6 million net of tax, and $3.5 million in restructuring and impairment charges net of tax due to previously announced actions. Excluding these impairment and restructuring charges, diluted loss per share was $0.06 on $1.6 million in net loss. This compares to diluted earnings per share and net income of $1.58 and $47.0 million, respectively, in the prior year comparable period ($1.67 and $49.5 million, respectively, excluding restructuring and impairment charges).

Revolver Termination

The Company announced that it has initiated the termination of the $100 million cash flow based revolving credit facility. It expects to complete an asset based revolving credit facility in the coming weeks that is expected to provide greater flexibility, though the Company has no plans to use the facility in the near term.

Farooq Kathwari, Chairman and CEO, commented, “This was a challenging quarter, with major declines in sales and profitability. As stated in our April 21st press release, during this period of sharp decline in consumer confidence and major competitive home furnishings liquidations, we improved many aspects of our business. We introduced new products – many with eco-friendly finishes; maintained a strong national advertising presence; launched a cutting-edge new website; created a Membership Rewards program, and offered strong finance options. We also took major steps to reduce our costs and expenses, and on an annual basis, reduced over $100 million from our underlying cost structure. We have reduced our inventories during the quarter by $13.5 million and ended with a $51 million cash balance. We maintained a cash dividend, although at a reduced level.”

Mr. Kathwari continued, “Our decision to terminate the $100 million unsecured revolving credit facility expiring July 2010 and replace it in the coming weeks with a secured three-year facility of about $60 million, stems from our desire to have in place a revolver that provides greater flexibility. We have also recorded this quarter a charge for our best estimate of the impairment against the recorded value of goodwill. This goodwill has accumulated over many years. With this non-cash charge, we have eliminated entirely the goodwill in the Retail side of the business. However, no impairment charge was warranted for the wholesale division or our trade name.”

Commenting further, Mr. Kathwari stated, “Although the economic environment remains very difficult, we are pleased that the Retail environment seems to show some indications of improvement. Accordingly, we have launched aggressive new initiatives to build sales. On April 23rd, we introduced a major marketing campaign entitled “Celebrating American Innovation” to showcase the key elements that combine to create the unique Ethan Allen value proposition. “Celebrating American Innovation” will encompass a number of important initiatives. Last week we kicked off the campaign by reintroducing new, eco-friendly, and other selected products at special ‘celebration’ pricing through June 15, 2009. A list of celebration products can be found at ethanallen.com. In the next nine months, “Celebrating American Innovation” will highlight the many ways we are innovating today, including maintaining an American manufacturing base – with about 65% of our products made in America. The campaign will focus on our quality and craftsmanship. It will also communicate the distinctive nature of our professional design service, which is free to our clients and includes visits to their home. In addition, the campaign will draw attention to our uncommon – and valuable -- free local white glove delivery and set-up service. And the campaign will vigorously project an Ethan Allen that has aggressively introduced technology to provide better and faster service of all kinds.”

“We are also continuing aggressively to refine and grow our retail presence, making sure that we have the right locations and the right size Design Center for each location. This fiscal year we and our licensees have opened 14 Design Centers, including three in our Design Studio format, and plan to open an additional 14 Design Centers in the next nine months.”

Ethan Allen Interiors Inc. is a leading manufacturer and retailer of quality home furnishings. The Company sells a full range of furniture products and decorative accessories through a network of 290 design centers in the United States and abroad, of which 159 are Company owned. Ethan Allen owns eight manufacturing facilities in the United States, which include two sawmills, and one cut and sew factory in Mexico.

The Company will conduct a Conference Call at 11:00 AM (Eastern) on Thursday, April 30th. The live webcast and replay are accessible via the Company’s website at http://ethanallen.com/investors.

This press release should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended June 30, 2008 and other reports filed with the Securities and Exchange Commission. This press release and related discussions contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect management’s current expectations concerning future events and results of the Company, and are subject to various assumptions, risks and uncertainties. Accordingly, actual future events or results could differ materially from those contemplated by the forward-looking statements. The Company assumes no obligation to update or provide revision to any forward-looking statement at any time for any reason.

Ethan Allen Interiors Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)

	Three Months		Nine Months
	Ended March 31,		Ended March 31,
	2009	2008	2009	2008
	(unaudited)		(unaudited)

Net sales	$140,221	$235,901	$535,620	$744,138
Cost of sales	74,171	110,714	255,828	346,041
Gross profit	66,050	125,187	279,792	398,097
Operating expenses:
Selling	42,251	56,112	146,274	171,290
General & administrative	42,781	49,502	131,806	145,940
Restructuring & impairment charges	55,725	3,993	54,121	3,993
Total operating expenses	140,757	109,607	332,201	321,223
Operating income (loss)	(74,707)	15,580	(52,409)	76,874
Interest & other miscellaneous income	806	1,375	3,019	6,478
Interest & other related financing costs	2,985	2,914	8,818	8,793
Income (loss) before income tax expense	(76,886)	14,041	(58,208)	74,559
Income tax expense (benefit)	(28,212)	5,195	(22,444)	27,587
Net income (loss)	$(48,674)	$8,846	$(35,764)	$46,972

Basic earnings per share:
Net income (loss) per share	$(1.69)	$0.31	$(1.24)	$1.59
Basic weighted average shares outstanding	28,861	28,909	28,768	29,461

Diluted earnings per share:
Net income per (loss) share	$(1.69)	$0.30	$(1.24)	$1.58
Diluted weighted average shares outstanding	28,861	29,049	28,768	29,685

Ethan Allen Interiors Inc.
Condensed Consolidated Balance Sheets
Unaudited
(In thousands)

	March 31,	June 30,
Assets	2009	2008
Current Assets:
Cash and cash equivalents	$51,159	$74,376
Accounts receivable, net	10,434	12,672
Inventories	174,310	186,265
Prepaid expenses and other current assets	28,425	32,860
Deferred income taxes	4,865	4,005
Total current assets	269,193	310,178

Property, plant, and equipment, net	347,744	350,432
Intangible assets, net	45,156	96,823
Other assets	3,945	4,540
Total Assets	$666,038	$761,973

Liabilities and Shareholders’ Equity
Current Liabilities:
Current maturities of long-term debt	$42	$41
Customer deposits	31,200	47,297
Accounts payable	19,621	26,444
Accrued expenses and other current liabilities	60,307	61,720
Total current liabilities	111,170	135,502

Long-term debt	203,077	202,988
Other long-term liabilities	21,059	20,383
Deferred income taxes	6,579	27,327
Total liabilities	341,885	386,200

Shareholders’ equity	324,153	375,773
Total Liabilities and Shareholders’ Equity	$666,038	$761,973

Ethan Allen Interiors Inc.
Selected Financial Information
Unaudited
(In millions)

Selected Consolidated Financial Data:
	Three Months Ended		Nine Months Ended
	3/31/09	3/31/08	3/31/09	3/31/08
Net Sales	$140.2	$235.9	$535.6	$744.1
Gross Margin	47.1%	53.1%	52.2%	53.5%
Operating Margin	-53.3%	6.6%	-9.8%	10.3%
Operating Margin (ex restructuring &
impairment charge )	-13.5%	8.3%	0.3%	10.9%
Net Income (loss)	$(48.7)	$8.8	$(35.8)	47.0
Net Income (loss)(ex restructuring &
impairment charge)	$(13.4)	$11.4	$(1.6)	$49.5

Operating Cash Flow	$(1.9)	$19.9	$13.8	$67.3
Capital Expenditures	$4.3	$16.0	$20.5	$46.3
Acquisitions	$0.1	$-	$0.7	$6.8
Treasury Stock Repurchases (settlement
date basis)	$-	$8.4	$-	$73.2

EBITDA	$(67.7)	$22.2	$(31.1)	$97.9
EBITDA as % of Net Sales	-48.3%	9.4%	-5.8%	13.2%
EBITDA (ex restructuring & impairment
charge )	$(12.0)	$26.2	$23.0	$101.9
EBITDA as % of Net Sales (ex
restructuring & impairment charge )	-8.5%	11.1%	4.3%	13.7%
Selected Financial Data by Business Segment:

	Three Months Ended		Nine Months Ended
Retail	3/31/09	3/31/08	3/31/09	3/31/08
Net Sales	$103.3	$172.8	$406.4	$548.1
Operating Margin	-69.6%	-4.9%	-19.2%	-0.2%
Operating Margin (ex restructuring
& impairment charge )	-21.0%	-2.6%	-7.4%	0.5%

	Three Months Ended		Nine Months Ended
Wholesale	3/31/09	3/31/08	3/31/09	3/31/08
Net Sales	$88.1	$156.3	$318.2	$468.5
Operating Margin	-6.9%	17.1%	4.5%	17.0%
Operating Margin (ex restructuring
& impairment charge )	-0.7%	17.1%	6.4%	17.0%

Ethan Allen Interiors Inc.
GAAP Reconciliation
Three and Nine Months Ended March 31, 2009 and 2008
(in thousands, except per share amounts)

	Three Months Ended			Nine Months Ended
	March 31,			March 31,
	2009	2008		2009	2008
Net Income / Earnings Per Share
Net income (loss)	$(48,674)	$8,846		$(35,764)	$46,972
Add: restructuring and impairment charge, net of
related tax effect	35,278	2,516		34,156	2,516
Net income (loss) excluding restructuring and
impairment charge	$(13,396)	$11,362		$(1,608)	$49,488

Earnings (loss) per basic share	$(1.69)	$0.31		$(1.24)	$1.59
Earnings (loss) per basic share excluding restructuring
and impairment charge	$(0.46)	$0.39		$(0.06)	$1.68
Basic weighted average shares outstanding	28,861	28,909		28,768	29,461

Earnings (loss) per diluted share	$(1.69)	$0.30	$	$ (1.24)	$1.58
Earnings (loss) per diluted share excluding
restructuring and impairment charge	$(0.46)	$0.39		$(0.06)	$1.67
Diluted weighted average shares outstanding	28,861	29,046		28,768	29,685

Consolidated Operating Income / Operating Margin
Operating income (loss)	$(74,707)	$15,580		$(52,409)	$76,874
Add: restructuring and impairment charge	55,725	3,993		54,121	3,993
Operating income (loss) (excluding restructuring
and impairment charge	$(18,982)	$19,573		$1,712	$80,867

Net sales	$140,221	$235,901		$535,620	$744,138
Operating margin	-53.3%	6.6%		-9.8%	10.3%
Operating margin excluding restructuring
and impairment charge	-13.5%	8.3%		0.3%	10.9%

Wholesale Operating Income / Operating Margin
Wholesale operating income (loss)	$(6,068)	$26,676		$14,396	$79,832
Add: restructuring and impairment charge	5,473	-		5,881	-
Wholesale operating income (loss) excluding
restructuring and impairment charge	$(595)	$26,676		$20,277	$79,832
Wholesale net sales	$88,072	$156,269		$318,215	$468,522
Wholesale operating margin	-6.9%	17.1%		4.5%	17.0%
Wholesale operating margin excluding
restructuring and impairment charge	-0.7%	17.1%		6.4%	17.0%

Retail Operating Income / Operating Margin
Retail operating income (loss)	$(71,920)	$(8,544)		$(78,156)	$(1,294)
Add: restructuring and impairment charge	50,252	3,993		48,240	3,993
Retail operating income (loss) excluding
restructuring and impairment charge	$(21,668)	$(4,551)		$(29,916)	$2,699
Retail net sales	$103,305	$172,779		$406,358	$548,112
Retail operating margin	-69.6%	-4.9%		-19.2%	-0.2%
Retail operating margin excluding restructuring
and impairment charge	-21.0%	-2.6%		-7.4%	0.5%

EBITDA
Net income (loss)	$(48,674)	$8,846		$(35,764)	$46,972
Add: interest expense, net	2,704	2,173		7,777	5,256
Add: income tax expense (benefit)	(28,212)	5,195		(22,444)	27,587
Add: depreciation and amortization	6,477	5,991		19,285	18,077
EBITDA	$(67,705)	$22,205		$(31,146)	$97,892
Net sales	$140,221	$235,901		$535,620	$744,138
EBITDA as % of net sales	-48.3%	9.4%		-5.8%	13.2%

EBITDA	$(67,705)	$22,205		$(31,146)	$97,892
Add: restructuring and impairment charge	55,725	3,993		54,121	3,993
EBITDA excluding restructuring and impairment charge	$(11,980)	$26,198		$22,975	$101,885
Net sales	$140,221	$235,901		$535,620	$744,138
EBITDA as % of net sales excluding restructuring
and impairment charge	-8.5%	11.1%		4.3%	13.7%

CONTACT:
Ethan Allen Interiors Inc.
Investor / Media:
David R. Callen, 203-743-8305
Vice President Finance & Treasurer